Nuveen Core Equity Fund

Please exercise your right to vote as soon as possible!

Dear Shareholder:

We recently sent you proxy materials concerning an important proposal affecting your fund, which will be considered at a Special Meeting of Shareholders of the fund on March 16, 2026, at 2:00 p.m., Eastern Time. This letter was sent because you held shares in the fund on the record date and we have not received your vote.

YOUR FUND’S BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL

YOUR VOTE IS VERY IMPORTANT

VOTING NOW HELPS MINIMIZE PROXY COSTS, AVOIDS UNNECESSARY

COMMUNICATIONS AND ELIMINATES PHONE CALLS TO SHAREHOLDERS

Your vote is very important. We encourage you as a shareholder to participate in your fund’s governance by returning your vote as soon as possible. If enough shareholders fail to cast their votes, the fund may not be able to hold its Meeting or the vote on the proposal and will be required to incur additional solicitation costs in order to obtain sufficient shareholder participation. Because your vote is critical, our outreach to you will continue until there is sufficient voting.

Please vote using one of the following options:

VOTE ONLINE
Log on to the website or scan the QR code shown on your proxy card. Please have your proxy card in hand to access your control number (located in the shaded box) and follow the on-screen instructions.

VOTE BY TOUCH-TONE TELEPHONE
Call the toll-free number listed on your proxy card. Please have your proxy card in hand to access your control number (located in the shaded box) and follow the recorded instructions.

VOTE BY MAIL
Complete, sign and date the proxy card and then return it in the enclosed postage paid envelope.

The proxy materials we sent you contain important information regarding the proposals that you and other shareholders are being asked to consider. Please read the materials carefully.

View or download the proxy materials:

https://www.proxy-direct.com/tia-34903

Thank you for your prompt attention to this matter. If you have already voted, we appreciate your participation.

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